Exhibit 99.1

Chairman’s Address
to the Annual Meeting of Stockholders

James M. Lindstrom
Chairman and Chief Executive Officer
Tuesday, February 28, 2012

2011 was a year of simplification and focus for IES.  Our multiple years of financial losses forced us to reexamine our strategy of building a nationwide electrical contractor. While a nationwide strategy has worked well within our profitable Communications division for over a decade, the majority of profitable projects in our Residential, Commercial and Industrial divisions were derived from regionally-based relationships or from a specific branch's area of expertise.  Past expansions outside of our core focus or in pursuit of a nationwide strategy repeatedly resulted in unacceptable losses.

In response, my primary goal after becoming Chairman one year ago and CEO seven months ago, was to sharpen our strategic focus and set a short-term path toward profitability.  We recognize that our long term goal of value maximization is built upon consistent, short-term profitable results, a continued successful focus on safety and an adherence to focusing on returns on risk adjusted capital.

Fortunately, many of our current employees have an entrepreneurial “owners’ mindset”, which enabled a quick grasp of and an enthusiasm for our profitability objective.  Our team’s response to this objective consisted of tough short-term actions that included risk mitigation, targeted investment and cost reductions.  We also redesigned our compensation incentives to encourage and reward our ownership approach to management.

Our long-term actions sharpened our focus on our three distinct divisions versus our historical pursuit of a national strategy.  Our most significant tactic was the redesign of our organizational structure to improve our divisional effectiveness.  These actions were made with significant input from divisional leaders, each of whom have direct project management experience in their field of expertise and treat every dollar spent as if it were their own.  I would like to recognize these leaders and say a few words about their respective businesses.

Dwayne Collier leads our Residential Division, which provides electrical installation services for the single-family and multi-family housing sectors.  The Residential business is a tough and fast-paced business, which is no problem for the Residential team.  Their variable cost and incentive structure has enabled them to generate profits with low capital requirements over many years and in many difficult markets.   Although the division is subject to building cycles, particularly in the Texas market, management has successfully pursued additional sources of revenue, such as cable and solar installations to provide some stability and growth.  This division is profitable today and, as the housing picture improves, we look for improved profitability.

Don Fishstein leads our Communications Division and has done so in a profitable manner for several years.  The Communications team of long-tenured employees has built a long-tenured base of several Fortune 500 customers.  This high quality customer base routinely looks to the team to provide high quality and dependable low voltage installation and services in their mission critical facilities across the United States.  A key focus for this team is building upon their long standing reputation as one of the best in the rapidly expanding data center market.  We see further controlled and profitable growth in this business, both domestically and abroad.

Led by Tom Santoni, our Commercial & Industrial Division has a long history of volatile financial and operational performance.  As part of our strategic review, it was imperative that this volatility be mitigated to ensure the success of IES. Since Tom's promotion to Divisional President in June of 2011, the C&I division retrenched to a core group of markets where the branch leadership has had a long term presence, a proven track record and an “owners’ mindset”.  Tom and his team are very focused on reducing cost structure, driving cash flow and mitigating risk.  We recognize that revitalizing the C&I division has its challenges, but Tom and his team are off to a terrific start with improved profitability in our "go forward" branches.

Again, I would like to thank these Divisional Presidents and their teams for their contributions to IES.  Let me also thank our shared service and corporate employees for their contributions over the past year.  Our corporate headcount and expenses have been scaled back significantly and these employees have delivered more with fewer resources.

Let me now turn to our financials.  Unfortunately, I cannot speak specifically to our results due to reasons explained in the Company’s 8-K filing on February 21, 2012, but I can say that we are disappointed with them.  Although we made significant strategic progress in 2011, our actions are not yet apparent in our consolidated financial results.  Certain divisions and locations have demonstrated strong returns on capital; however, we will not be satisfied until our consolidated entity produces higher operating margins than our peers and above average returns on capital.  We look forward to consolidated profitability as it will only be enhanced by our federal net operating loss carryforward of $435 million.  The Company’s NOL is an asset that will be of increasing strategic attention over the next few years.  The real value of the NOL will only be realized with improved profitability of the existing business and additional investments in profitable businesses.

Finally, I would like to thank our employees.  Over the past year, they have demonstrated to me an “owners’ mindset”.  This ownership approach is inherent in the entrepreneurial roots of our long standing branches and has enabled us to act with both discipline and an entrepreneurial zeal.  As we work towards our long term goal of maximizing value for our shareholders, we will continue this ownership approach to management and invest further where we see this attribute present.

Thank you for your support.